                                                                   EXHIBIT 10.13



                     FIRST AMENDMENT TO AGREEMENT OF LEASE
                          FOR OFFICE CONDOMINIUM SPACE


                 THIS FIRST AMENDMENT TO AGREEMENT OF LEASE FOR OFFICE CONDOMINIUM SPACE ( "Amendment") is made this 25th day of July, 1994, by and between STRAYER COLLEGE, a Maryland corporation ("Tenant") and CROSS CREEK ASSOCIATES LIMITED PARTNERSHIP ("Landlord").

                 WHEREAS, by virtue of that certain office Condominium Lease dated April 22, 1991 ("Lease") Landlord leased to Tenant and Tenant leased from Landlord approximately 12,000 rentable square feet of office space comprised of the entire second (2nd) floor ("Premises") of the office building located at 45150 Russell Branch Parkway in Ashburn, Virginia ("Building"), as more particularly described in said Lease;

                 WHEREAS, by virtue of that certain Rider No. 1 To Lease Agreement dated April 22, 1991 ("Rider No. 1") certain provisions of the Lease were added and/or modified, as more particularly described in said Rider No. 1;

                 WHEREAS, Tenant wishes to lease additional space in the Building, extend the Term of the Lease, and obtain a purchase option to buy the Building, and Landlord has so agreed in accordance with the terms hereinafter stated.

                 NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other good and valuable





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consideration, the receipt and sufficiency of which are hereby acknowledged,
Landlord and Tenant do hereby agree as follows:

1. The term "Lease" as used hereinafter shall include and refer to all of the terms and conditions of the Lease and Rider No. 1;

2. Any and all capitalized terms used herein and not otherwise defined shall have the same meaning(s) as defined therefor in the Lease;

3. Effective as of the Additional Space Commencement Date (as hereinafter defined) the Lease shall be modified as follows:

       A. The word "Term" as used throughout the Lease, shall refer to the Extended Term (as hereinafter defined);

       B. The definition of "Common Expenses", as defined on Page 2, Section 1.F shall be deleted and inserted in its place and stead shall be the following language:

                    "F. Common Expenses: The amount by which the Condominium Assessment and the Management and Operating Expenses exceed those incurred by Landlord for the Building during Fiscal Year 1994.

                    F-1 Tenants Proportionate Share of Common Expenses: Tenants Proportionate Share of Common Expenses (inclusive of Management and Operating Expenses) is 58.33%."





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       C.   The definition of "Premises", as defined on Page 4, Section 1.T shall be deleted and inserted in its place and stead shall be the following language:

                    "T. Premises: Condominium Unit Nos. 200, 201, 202, 203, 204, 205, 300, 301, 302, and 305, totaling 21,000 rentable square feet of space, as shown on the floor plan(s) attached hereto and made a part hereof as Exhibit A."

       D. The definition of "Management and Operating Expenses" as defined on Page 3, Section 1.R shall be deleted and inserted in its place and stead shall be the following language:

                    "R. Management and Operating Expenses: All costs and expenses incurred by Landlord each Fiscal Year during the Term in connection with the ownership and operation of the Premises, including, without limitation: (a) wages, salaries and other labor costs, including taxes, insurance, retirement, medical and other employee benefits; (b) rent loss and such other insurance as Landlord may elect to carry; (c) fees, charges, and other costs, including management fees, consulting fees, legal fees, accounting fees and fees of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Premises; and (d) any other expenses of any kind whatsoever reasonably incurred by Landlord in managing, operating, maintaining and repairing the Premises. Management and Operating Expenses shall not include: (i) Real Estate
                    Taxes, (ii) payments of principal and interest on any mortgages and any other costs associated with any mortgages, (iii) costs of preparing, improving or altering any space in preparation for occupancy of any new or renewal tenant, (iv) expenses for which Landlord is





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                    reimbursed or indemnified (either by an insurer, condemnor, tenant, warrantor or otherwise) to the extent of funds received by Landlord, (v) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants),
                    (vi) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship, (vii) amounts paid to any partner, shareholder, officer, director or executive of Landlord for salary or other compensation,
                    (viii) costs of services furnished to other tenants in the Building but not made available to Tenant, (ix) costs or expenses relating to any Ground Lease, (x) costs or expenses incurred in connection with a transfer of any interest in Landlord or the Condominium, or (xi) attorneys' fees relating to any leasing or sale of the Building, financing of the Building or enforcement of any lease in the Building except as otherwise provided herein with respect to defaults by Tenant under this Lease. If these Management and Operating Expenses, as defined herein, are not separately charged against the Premises, then the term "Management and Operating Expenses" shall mean and refer to Tenant's share (as defined below) of the Management and Operating Expenses for all condominium units, convertible space or convertible land in the Building for which Landlord is incurring such costs and expenses. Tenant's share shall be determined by dividing the net rental square feet of the Premises by the net rental square feet of all condominium units, convertible space or convertible land in the Building for which Landlord is incurring the costs and expenses described in this subsection. There shall be no duplication of costs or reimbursement. It is understood that other buildings may be developed in the Condominium and such other buildings may share facilities and services with the





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                    Building.  Management and Operating Costs shall include
                    that portion of all costs, expenses and disbursements to the Building by Landlord. Management and Operating Expenses shall include any costs associated with or included in the Condominium Assessment."

       E. The definition of "Real Estate Taxes" and "Tax Expenses" as defined on Page 4 Section(s) 1.V and l.W respectively, shall be deleted and inserted in their place and stead shall be the following language:

                    "V. Real Estate Taxes: All real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, that are assessed, levied or imposed upon the Premises (regardless of whether such tax or assessment affects other real property) under any current or future taxation or assessment system or modification of, supplement to, or substitute for such system, whether or not based on or measured by the receipts or revenues from the Premises, including, without limitation, all taxes and assessments for public improvements or any other purpose, any gross receipts or similar taxes, any sales taxes, use taxes, business taxes and license fees imposed upon the Landlord as owner of the Premises (regardless of whether the same affects other real property) or upon the rents payable hereunder, and all reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of any taxes, rates or assessments described above, including but not limited to legal fees. Real Estate Taxes shall not include: (i) any taxes on Tenant's Personal Property or other tenant's personal property, which taxes are the sole obligation of each tenant, (ii) franchise, corporation, income or net profits tax, unless substituted for real estate taxes





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                    or imposed as additional charges in connection with the
                    ownership of the Premises, which may be assessed against Landlord or the Premises or both, (iii) transfer taxes assessed against Landlord or the payments of Landlord, and
                    (iv) penalties or interest on any late payments of Landlord.

                    W. Tax Expenses: The amount by which the Real Estate Taxes exceed those incurred by Landlord for the Building during Fiscal Year 1994.

                    1.W.1    Tenants Proportionate Share of Real Estate Taxes:
                    Tenant's Proportionate Share of Real Estate Taxes is 58.33% of the real estate taxes for Phase I of the Condominium (as described in the condominium instruments recorded among the land records of Loudoun County, Virginia at Deed Book 1094, Page 553) for each fiscal or tax year.

4. The term of this First Amendment shall become effective on the date on which Tenant accepts or takes occupancy of any portion of Condominium Unit Nos. 300, 301, 302 or 305 which in no event shall occur later than July 1, 1994 ("Additional Space Commencement Date"), and shall expire on the anniversary date of the fifth (5th) Lease Year following the Additional Space Commencement Date ("Lease Expiration Date"). The new five (5) year Lease Term shall hereinafter be referred to as the "Extended Term". Contemporaneously with occupancy Tenant and Landlord shall execute a declaration in the form attached hereto as Exhibit "B" confirming the Additional Space Commencement Date.





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       A.   Section 4.A on Page 7 is hereby deleted and inserted in its place and stead shall be the following language:

                    "A. Base Rent: Base Rent shall equal Two Hundred Ninety-Eight Thousand Two Hundred and 00/100 Dollars ($298,200) per annum on the basis of Fourteen and 20/100 Dollars ($14.20) per square foot of the Premises. Tenant shall pay Base Rent to Landlord in equal monthly installments of Twenty Four Thousand Eight Hundred Fifty and 00/100) Dollars ($24,850) ("Monthly Base Rent") in advance on the first day of each and every calendar month during the Extended Term, without notice. If the Additional Space Commencement Date occurs on a date other than the first day of a calendar month, Tenant shall receive a credit equal to the Monthly Base Rent multiplied by the number of days in said calendar month prior to the Additional Space Commencement Date and divided by the number of days in such month, which credit shall be applied towards the installment of Monthly Base Rent next due hereunder."

       B. Section 12.A on Page 14 shall be deleted and inserted in its place and stead shall be the following language:

                    "Services Obtained by Tenant: All electric, telephone, cleaning and char service supplied to the Premises shall be obtained by Tenant directly from the providers thereof and Tenant shall pay all deposits, charges, costs and expenses relating to the foregoing utility connections and service directly to the providers thereof. All other services and utilities (i.e. water and sewer) shall be provided by the Landlord and/or Association and shall be included in Tenant's Proportionate Share of Common Expenses. Notwithstanding the foregoing, Tenant shall have the Premises and the bathrooms servicing the Premises cleaned daily, including





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                    weekends.  Tenant hereby indemnifies and holds Landlord
                    harmless from any damage, losses, costs, expenses, liability and claims that may be made by such companies or utilities which may arise from Tenant's use of such utilities and services for failure to pay any charges for such use.

                    Failure to Provide Services: Landlord and/or the Associations' failure to provide any services required hereunder due to Unavoidable Delays shall not render Landlord or the Association liable for damages to either person or property, nor be construed as an eviction of Tenant, nor work as an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof, provided that (i) Landlord or the Association shall use reasonable diligence to promptly cure any such failure, and (ii) where such failure to provide such services causes the Premises to be not reasonably usable for Tenant's business for more than ten (10) days, then commencing on the date which is eleven (11) days after the commencement of such failure and continuing until the date on which the Premises are again reasonably usable for the operation of Tenant's business, Tenant shall be entitled to an abatement of Rent. In the event Landlord or the Association denies Tenant access to the Premises after such ten (10) day period, such abatement shall also apply to the period during which Tenant has been denied access by Landlord or the Association. In the event Landlord or the Associations' failure to provide any of the foregoing services is not due to an Unavoidable Delay, such failure shall not render Landlord or the Association liable for damages to either person or property, nor be construed as an eviction of Tenant, nor work as an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof, provided that (a) Landlord or the Association uses reasonable





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                    diligence to promptly cure any such failure, and (b) where such failure to provide services causes the Premises to be not reasonably usable for Tenant's business for more than five (5) days, then commencing on the date which is six (6) days after the commencement of such failure and continuing until the date on which the Premises are again reasonably usable for the operation of Tenant's business, Tenant shall be entitled to an abatement of Rent. In the event Landlord or the Association denies Tenant access to the Premises after such five (5) day period, such abatement shall also apply to the period during which Tenant has been denied access by Landlord or the Association.

                    Conservation:    Tenant hereby agrees to comply with all
                    energy conservation procedures, controls and requirements instituted by Landlord and/or the Association pursuant to any government regulations. Institution by Landlord and/or the Association of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder."

       C. Section 29 on Page 30 is hereby deleted and inserted in its place and stead shall be the following language:

                    "Brokers:    Landlord and Tenant each represents and
                    warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this First Amendment. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty."


       D.   The following language is hereby deleted from Section 31:





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                    "with a copy to:
                    David K. Weiss
                    Weicon, Inc.
                    973-C Russell Avenue
                    Gaithersburg, MD 20879"

       E. In addition to those Sections deleted hereinbefore, the following Lease provisions shall be inapplicable during the Extended Term:

                    Section 3, Work Agreement
                    Section 5.A.
                    Section 5.C. (i)
                    Section 33, Lender Approval
                    Exhibit C, Office Space Work Agreement
                    Paragraph 1 of Rider No. 1
                    Paragraph 4 of Rider No. 1
                    Paragraph 5 of Rider No. 1
                    Paragraph 6 of Rider No. 1
                    Paragraph 7 of Rider No. 1

5. Paragraph 2 of Rider No. 1 is hereby amended to provide that Landlord shall permit Tenant to affix, at the sole cost and expense of Tenant, two (2) identification signs on the northwest corner of the Building. One sign shall be affixed to the north face of the Building, and the other sign shall be affixed to the west face of the Building, in the locations shown on Exhibit 1 attached to Rider No. 1. Said signs shall be constructed at Tenant's sole cost and expense in accordance with the specifications attached hereto as Exhibit D and incorporated herein by reference.

6. Subject to Force Majeure (as hereinafter defined), on or before September 15, 1994, Landlord shall complete construction of a parking lot ("Parking Lot") on the vacant land behind and adjacent





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       to the Building and as shown on Exhibit C attached hereto and made a part hereof. The Parking Lot shall contain approximately 100 striped parking spaces, two (2) of which shall be handicap accessible and will be constructed in accordance with Loudoun County, Virginia requirements and approvals. Landlord shall contribute the lesser of (i) 50% of the total construction costs of the Parking Lot or (ii) $40,000 (including but not limited to the cost of design, permits, lighting, landscape and construction); and Tenant shall bear the remaining cost. The method of payment for the Parking Lot, the selection of a general contractor, and the estimated final cost of construction of the Parking Lot are memorialized in Exhibit H attached to this Amendment and incorporated herein by reference. Once constructed, said Parking Lot shall be available for Tenant's use during the Extended Term of this Lease.

       The term "Force Majeure" as used herein shall refer to and mean an unavoidable delay, beyond the control of Landlord, including but not limited to, delays imposed by local, state or federal governmental requirements, and weather conditions.

7. Tenant hereby acknowledges that it is currently in occupancy of a portion of the Premises pursuant to the terms of the Lease and it has inspected the entire Premises (including but not limited to Condominium Unit Numbers 300, 301, 302 and 305) and shall accept the same "as is" on the Additional Space Commencement Date, provided it remains in its current condition, and that Landlord





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       shall have no obligation whatsoever, to improve, alter or otherwise modify the Premises in any way whatsoever on behalf of Tenant before or during the Term or Extended Term. Any of Landlord's materials or supplies located within Condominium Unit Numbers 300, 301, 302 and 305 on the Additional Space Commencement Date shall become property of the Tenant.

8. Landlord agrees to provide repairs and upgrades to the heating, ventilation, and air conditioning ("HVAC") system in the Premises in accordance with that letter dated June 17, 1994, a copy of which is attached hereto as Exhibit "E" and incorporated herein by reference; provided, however, that Landlord shall maintain dry bulb interior temperatures in the general occupancy portions of the Building and Premises within the range of 70 to 78 degrees Fahrenheit, with a relative humidity of 55 percent or less, for outdoor ambient temperatures of between 14 degrees Fahrenheit dry bulb Winter and 93 degrees Fahrenheit dry bulb/75 degrees Fahrenheit wet bulb Summer per ASHRAE Table 1 for Metropolitan Washington, D.C. Said repairs and upgrades shall be commenced upon execution of this Amendment and thereafter pursued diligently to completion.

9.     A.   Provided Tenant is not in default under the Lease, Tenant shall have an option to purchase ("Purchase Option") the Property (as hereinafter defined). The Purchase Option shall be operable during the first three (3) Lease Years of the





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            Extended Term only and shall thereafter be null and void unless otherwise agreed to in writing by Landlord. The purchase price ("Purchase Price") of the Property during the three (3) year Purchase Option period ("Purchase Option Period") shall be as set forth in the following Purchase Price Schedule:

                            Purchase Price Schedule

                  Time Period                                Purchase Price
                  -----------                                --------------
            1.    July 1, 1994 - June 30, 1995                  $3,000,000
            2.    July 1, 1995 - June 30, 1996                  $3,100,000
            3.    July 1, 1996 - June 30, 1997                  $3,200,000

        B. Settlement of the purchase of the Property by Tenant must occur on or before the last day of the time period set forth in the Purchase Price Schedule above, and Tenant must deliver notice to Landlord of his intent to purchase at least ninety (90) days prior to the date of settlement in order for the prescribed purchase price to be applicable. For example, if Tenant notifies Landlord of its intent to exercise the Purchase Option in September, 1995, but the actual settlement occurs on July 15, 1996, the Purchase Price will be $3,200,000.00, not $3,100,000.00. Alternatively, if Tenant notifies Landlord of its intent to exercise the Purchase Option on May 15, 1995, but the actual settlement of the purchase occurs on August 31, 1995 (taking into consideration the ninety
             (90) day notice period), then the purchase price will be $3,100,000.00, not $3,000,000.00.





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        C.   The "Property" is hereby defined as follows:

             (a) 33,000 leasable square feet of office condominium space, consisting of Condominium Unit Numbers 100, 101, 102, 103, 200, 201, 202, 203, 204, 205, 300, 301, 302, and 305, Phase
                   I, Cross Creek Office Condominium, and all limited common elements and other rights and privileges appurtenant thereto, including but not limited to retail condominium space, surrounding common areas and Building structure; and

             (b) approximately five (5) acres of adjacent land on which the Parking Lot will be constructed, as said land is more particularly described in Exhibit F attached hereto and incorporated herein by reference.

        D. In the event Landlord receives a bona fide third party offer to purchase the Property, during the Purchase Option Period which Landlord wishes to accept, Tenant, provided it is not in default under the Lease, shall have a right of first refusal ("Right Of First Refusal To Purchase") to purchase the Property, at the lesser of (i) the Purchase Price set forth in the Purchase Price
             Schedule in 9.A. above, or (ii) the third party offer. The Right Of First Refusal To Purchase shall be exercised by Tenant within ten (10) days of receipt of notice from Landlord that it has received a bona fide third party offer to purchase the Property, ("Landlord's Notice"). In the event Tenant exercises the Right Of First Refusal To Purchase, settlement of the purchase shall occur no later than ninety (90) days from the date of Landlord's Notice.





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        E.   Regardless of whether Tenant purchases the Property by virtue of the Right Of First Refusal To Purchase or by exercising the Purchase Option, Landlord and Tenant agree that all current real estate taxes, including any special taxes assessed for transportation district improvements, rents, utilities and other applicable charges for the Property shall be apportioned and prorated as of the date of settlement hereunder. Landlord shall bear the cost of preparation of the deed of conveyance, Virginia State grantor's tax and all charges or assessments of any kind or nature that have been levied or assessed against the Property for the time period prior to settlement. All recording transfer taxes (state and county tax stamps), title examination and title insurance premium shall be paid by Tenant. Landlord and Tenant shall each pay their own respective attorneys' fees. Tenant shall purchase the Property in its then "as is condition".

        F. Landlord covenants and warrants that, as of the date hereof, the Landlord is the sole and true and lawful owner of the Property. The Property shall be sold, conveyed and transferred to Tenant by general warranty deed with English covenants of title, free of all claims, liens, encumbrances, indebtedness, leasing commissions, assessments and charges of any kind or nature with the exception of leases existing at the date of execution of this Amendment and subsequent third party leases entered into by the Landlord. Title shall be





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             good of record and in fact, marketable and fully insurable at standard rates by a title insurance company to be chosen by Tenant, and shall be subject only to those exceptions noted in Schedule B, Section 2 of that title insurance commitment issued by First American Title Insurance Company, and identified as commitment number TA-613-94/FA 23418, a copy of which is attached hereto as Exhibit "F" and incorporated herein by reference (the "Permitted Exceptions"). The Property shall be sold and conveyed subject to no rights of ways, encroachments, easements, covenants, conditions or restrictions, recorded or unrecorded, other than the Permitted Exceptions.

             At any time during the term of this Amendment that the Tenant, at its sole discretion, determines is appropriate, the Tenant may cause an examination of title of the Property to be commenced (the "Title Report"). Thereafter, but in no event later than thirty
             (30) days prior to settlement, the Tenant shall deliver a copy of the title report to the Landlord, review the Title Report and advise Landlord in writing (hereinafter referred to as the "Title Notice") of any encumbrances or exceptions to title which are not Permitted Exceptions (hereinafter referred to as "Objections"). Landlord shall advise Tenant in writing within ten (10) days of receipt of the Title Notice of any Objections which Landlord determines it will be unwilling or





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             unable to cure at or prior to settlement; all other Objections shall be cured by Landlord, at Landlord's expense, at or prior to settlement.

             Deeds of Trust, judgments, or other liens against the Property that can be cured by payment of money, shall be first paid and released of record from Landlord's proceeds at settlement (if not sooner paid and released of record by Landlord), utilizing the proceeds paid by the Tenant at settlement.

             In the event Landlord notifies Tenant that it will be unable or unwilling to cure any such Objections, Tenant thereafter shall have the right to terminate the provisions of this Lease upon ninety (90) days prior notice to Landlord; provided, however, that in no event shall the effective date for any such termination of this lease by Tenant be prior to August 31, 1996.

             The state of title at settlement shall be the same as is disclosed by the Title Report. Upon the Landlord's and Tenant's execution of this Amendment, Landlord shall not execute, grant or record any easements, covenants, conditions, or restrictions with respect to the Property, nor shall Landlord expand the condominium regime for the Property to subject any additional land or buildings to said condominium regime during the Purchase Option Period, without the Tenant's prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed. Landlord shall grant and convey to the Tenant all of Landlord's right, interest and title to any roads, rights of way or easements (whether abutting the Property or otherwise being off site) necessary to provide access to and from or permit the use and enjoyment of the Property.

        G. If Landlord shall fail to perform any of its obligations under the Purchase Option, Tenant shall be entitled to (i) maintain an action against Landlord for specific performance, or (ii) terminate this Lease, effective upon a date not prior to August 31, 1996. In the event Landlord has taken any actions which would render specific performance impossible, but only in such event, Tenant shall be entitled to maintain an action against Landlord to recover damages.

10.     A.   Landlord hereby represents and warrants to Tenant that, to the best of Landlord's knowledge and as of the date hereof, other than the Purchase Option granted to Tenant hereinbefore, there exist no contracts, rights of first refusal, or other options to purchase the Property in favor of any third party, and further that Landlord will not enter into any contract to sell the Property or extend a right of first refusal or option to purchase the Property to any third party during the Purchase option Period, subject to the terms hereof.

        B. Landlord, as the sole owner of the Property, has a good, marketable, record title to the Property and has the full right and power to sell, sign, convey and transfer the Property. Landlord shall provide Tenant with proper documentation as Tenant may reasonably request confirming that Cross Creek Associates Limited Partnership is validly existing and organized as a Virginia limited partnership. The Property, including all personal property being conveyed hereunder, will be conveyed free and clear of all liens and encumbrances other than the Permitted Exceptions simultaneously with settlement. Landlord has no knowledge of any legal or equitable interest in the Property owned or claimed by any other person, firm or corporation other than interests specifically disclosed or permitted herein. All bills and claims for labor performed and materials, supplies, or services furnished to or for the benefit of the Property prior to settlement shall be paid in full, except for proratable expenses as set forth herein, and there shall be no mechanics or materialman's liens (filed or perfected) on or affecting the Property or part thereof.

        C. A current rent roll for the Property, including each Tenant's name, buildings, suite number, monthly rent, percentage rent and/or rent escalation terms, reimbursement of real state taxes and/or other operating costs, security deposit, date of receipt of security deposit (if interest will be due thereon), expiration date, current delinquencies, renewal and/or expansion options (if any), is attached hereto as Exhibit G and incorporated herein by this reference. Each of the leases listed on Exhibit G is in force as of the date hereof and constitutes the entire agreement with each of such tenants. Except for those security deposits and interest thereon (if required by agreement) delivered by Landlord at settlement, no tenant or occupant of any portion of the Property is entitled to any rebate, concession, or other benefit, other than as specified in leases in existence as of the date of execution of this Agreement. Except as shown on the rent roll attached as Exhibit G, no such tenant or occupant shall have paid rent, additional rent, or any service or other charge more than thirty days in advance. Landlord hereby indemnifies and agrees to hold harmless Tenant of and from any claim, lawsuit or expense, including reasonable attorneys' fees, with respect to any obligation to any tenant or occupant occurring prior to the date of settlement under the Purchase Option. Not less than five (5) business days prior to the settlement, Landlord shall deliver to Tenant and to Tenant's lender if required, from each tenant and/or occupant of the Property, a fully executed complete estoppel letter. Said letter shall not be dated

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
             more than thirty (30) days prior to settlement. At settlement Landlord shall deliver to Tenant Landlord's warranty that there has been no adverse change in the information provided in the estoppel letter and, for any tenant or occupant for whom no estoppel letter could be obtained, Landlord's own certification with respect to the information requested therein. Landlord shall indemnify and hold Tenant harmless against and from all losses, costs and expenses including reasonable attorneys' fees, arising out of any discrepancy between (i) the written provisions of any leases for the Property, including any amendments to such leases entered into after the date of this Amendment, or Landlord certifications or warranties, and (ii) the actual facts concerning such leases.

        D. To the best of Landlord's knowledge, as of the date of execution hereof, there are no judgments, actions or proceedings pending in any court against the Property or against Landlord in connection with the Property.

        E. To the best of Landlord's knowledge, as of the date of execution hereof, there are no threatened or pending condemnation, eminent domain or annexation proceedings or other litigation or proceedings against or affecting any part of the Property.

        F. At settlement Landlord shall execute and deliver to Tenant a certificate confirming the accuracy and completeness of all of Landlord's representations and warranties set forth herein in all material respects as of the settlement date.

11. During the Purchase Option Period, provided Tenant is not in default under the Lease, Tenant shall have a right of first refusal to lease any space which is currently vacant at the Property or any space which may become available at the Property each and every time it becomes available ("Right Of First Refusal To Lease"), within ten (10) days of receipt of notice from Landlord specifying the terms under which Landlord will lease the space to Tenant. In the event Tenant does not exercise its Right Of First Refusal To Lease within such ten (10) day period, Landlord shall be free to enter into a lease agreement for said space with a third party and Tenant shall have no further rights with respect to said space unless it becomes available again during the Purchase Option Period. In the event Tenant exercises its Right Of First Refusal To Lease, Landlord and Tenant, within ten (10) days of Tenant's notice to Landlord of its intent to exercise said option, shall enter into an amendment to the Lease memorializing the terms under which Tenant will lease the space.

12. Landlord and Tenant hereby represent to one another that the person(s) executing this First Amendment on their behalf has the requisite power and authority to so bind them to the terms hereof.

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
13. Except as expressly modified herein, all other terms and conditions of the Lease shall continue in full force and effect throughout the Extended Term.


                         (Signatures on Following Page)

        IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first hereinabove written.


ATTEST:                 LANDLORD:

                        CROSS CREEK ASSOCIATES LIMITED PARTNERSHIP

                        By:  JBG Real Estate Associates General Partner


[sig]                   By:  /s/ MICHAEL J. GLOSSERMAN
- ----------------------      ----------------------------------------
                             Michael J. Glosserman
                             Executive Vice President



ATTEST:                 TENANT:

                        STRAYER COLLEGE, a Maryland corporation

[sig]          7/27/94  By:  [sig]
- ----------------------      ----------------------------------------

                        Printed Name:                        7/22/94
                                      ------------------------------

                        Title:  President
                               -------------------------------------





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